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                                                                    EXHIBIT 23.8

                        Consent of Independent Auditors

The Board of Directors
Starwave Corporation:

We consent to the use of our report dated February 7, 1997 included in the joint proxy statement/prospectus on Form S-4 (No. 333-88105) of The Walt Disney Company relating to the balance sheet of Starwave Corporation as of December 31, 1996, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.

/s/ KPMG LLP
Seattle, Washington
November 18, 1999